Renoun Skis

Renoun Holdings, LLC has acquired a majority interest in Renoun LLC ("Renoun"). Created with award-winning, patented, proprietary VibeStop™ technology, these skis are unlike anything else on the market: as stated by Blister Gear Review, "It's some sorcerer sh*t."



Invest

$99 minimum investment

DEADLINE: April 1, 2024

in 2 months

UNIT PRICE

$1

TOTAL RAISED

$0

VALUATION

$1,140,075

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Welcome to Renoun Skis, where innovation meets the slopes.



We are excited to offer you the opportunity to become a part of our journey and share in the success of a groundbreaking ski company.

At Renoun, we are redefining the skiing experience through cutting-edge technology. Our skis feature VibeStop™, a non-Newtonian polymer embedded into our ski cores that adapts to your skiing style, providing unparalleled stability and performance. With a commitment to quality and innovation, Renoun has gained recognition and praise from skiers worldwide.

Renoun has built an innovative brand, with a fanatical following that is poised to be the last ski brand our skiers may own. We are passionate about our product and creating a unique experience for our skiers on and off the mountain. We don't expect to be the largest manufacturer, but the ski that skiers will notice on the slopes.

Like luxury cars, clothes, & technology, once a skier steps onto Renoun skis, we believe they will stay with us and let others know about it.



"I've always thought there must be a better way to make a ski with all the high-tech materials being developed in other industries. Ski shapes have drastically improved over the last few decades, but we're still using the same steel edges and wood cores as my father's generation. It's 2020 and I think it's time to challenge what we've all been sold as 'new' technology because I think we can do much, much better."

– Cyrus Schenck
Founder

SUCCESS TO DATE

- **Possess award-winning, patented, proprietary Ski Performance Technology**
- Achieved **profitability** at just 1,100 skis sold per year
- Have an active subscriber base of **~60,000 potential customers with 100K total emails registered.**
- 35% of our 1700 customers are already re-buying from us for their second or even third set of skis.
- **Climate Neutral Certified**

> ***"I have the citadel and absolutely love them. These skis rip on hard pack and float on powder far better than anything I've skied in the past 40 years!"***
>
> – G.S.
>
> *Renoun Skis Customer*


Awards
Award winning from day one
Renoun has won two ISPO Gold awards—the top award in the industry.
Renoun also has awards and approval from all major ski tests. Our skis have been accepted by consumers en mass and have won the respect of the professional community.
ISPO 2015: 1x
ISPO 2019: 1x
PugSki/SkiTalk: 3x
Blister Recommended 2019: 4x
Blister Recommended 2020: 5x
Skiers Choice 2018: 1x
Skiers Choice 2019: 1x
Skiers Choice 2020: 2x
Backcountry Gear Select 2019: 1x
Backcountry Gear Select 2020: 1x
Freeskier Editors Pick: 1x
And counting...
ISPO AWARD GOLD WINNER 2015/2016
ISPO Award 2019 Gold Winner
FREESKIER EDITORS' PICK
SKIER'S CHOICE
BLISTER RECOMMENDED
GEAR GUIDE
POWDER
The Best All Mountain Skis of 2021, Under 100mm
Get your hip on the ground
RENOUN
Earhart 88
SKI TALK
Log in
Register
Ski Selector
THESE ARE THE BEST SKIS OF THE PAST DECADE

PROBLEM

Skiers today want to have a relationship with their brands and want their brands to stand for what they stand for.

Traditional ski brands are over-burdened with high-cost operating models and low margin distribution channels that favor the retailer over the customer.

Renoun, as an emerging player in the alpine ski equipment market, we excel by placing emphasis on several key factors, including product innovation, quality, targeted marketing, pricing strategies, customer support, sustainability, inventory management, research and development (R&D), and obsessed integration of customer feedback.

Traditional ski companies (K2, Salomon, Atomic...) really have no idea who the end customer is that is on their skis...

Renoun is on a first name basis with every single skier on a pair of Renoun skis.

- Our innovation (VibeStopTM) is unique, and our ski experience is like buying a luxury car.
- We personally know our customers and are building their next ski already.
- Renoun experience goes beyond the ski by allowing our skiers to be part of an exclusive community.



Let’s say it upfront: Making skis is environmentally unfriendly.

A typical ski company's supply chain is global, sourcing materials worldwide, which are then assembled and redistributed. These materials, subject to variations, require precise molding into a world-class ski, a process resulting in over 40% waste. This waste, often coated in epoxy, increases the energy of upcycling. We recognize the immense waste in ski production and the need for greener alternatives. However, these "green" options could pollute up to four times more than traditional methods. So, beware of companies claiming "green" skis. While some components might have less environmental impact downstream, we must consider the energy used and the upstream environmental cost.

That’s why we’re completely carbon neutral.

Renoun is one of the first ski companies in the world to become carbon neutral with Climate Neutral. While we continue to make improvements to our manufacturing processes and pursue reductions in shipping, packaging and sourcing, we’re taxing ourselves and offsetting every single pair. Yes, all of them.

Burlington, Vermont Company Headquarters

Rimouski, Canada Production Facility





SOLUTION

Re-think | Re-invent | Renoun



VibeStop™ - Advanced Material Technology

June 2013

Renoun is granted their first patent for VibeStop™ in skis.



Renoun's award-winning, patented, proprietary non-Newtonian polymer technology, known as VibeStop™, is a game-changing experience. This innovation allows our skis to adapt dynamically to skiers' styles and the varied terrain they encounter. The result is unmatched stability, control, and responsiveness, providing a superior skiing experience.

VibeStop™ has another very important benefit to the skier - it reduces the stress on your legs, knees and body - meaning you can ski with much less fatigue, and skiers who left the sport because of knee pain can come back!

Watch more about how skis are made in our nine part series here.

Hard snow
Atlas

All Mountain
Earhart & Endurance

88 series | 98 series

Powder
Citadel


UNISEX
12% of sales
WOMENS
15%
MENS
19%
WOMENS
un-released
MENS
34%
UNISEX
20% of sales

The Atlas is designed primarily for harder snow like trails, groomers, bumps, and ice. It's a consumer friendly carving ski.

The Earhart and Endurance series are our all-mountain "do-anything" skis.

The Citadel is a soft-snow oriented ski. desgined to capture the mass-market powder connoiseur.

Purposefully Designed Product Line

Confident in understanding the diverse needs of skiers, Renoun provides a meticulously curated product line that expertly caters to skiing styles, abilities, conditions, and preferences. From high-performance skis designed for edge control to playful skis that take on the powder, we believe our purposefully built line-up unequivocally maximizes skier satisfaction of all abilities.

Craftsmanship and Brand Appeal

Renoun skis are not just functional; they are crafted with meticulous attention to detail. The sleek and modern design of our skis enhances not only their performance but also their aesthetic appeal. Renoun is not just a product; it's a lifestyle brand that resonates with today's active and discerning consumers.

Industry Changing Customer Experience

Nearly all ski companies take their skiers for granted, putting focus only on their athletes, their distributors/dealers and the gear review magazines/tests. In fact, with rare exception, they have no relationship with the end customer whatsoever. They don't even know who is using their skis if you are not one of their sponsored athletes. They care about driving volume through ski shops and their demo programs, with margins so tight they can't afford to worry about the experience of their customers.

Renoun is different, we sell only directly to skiers, we know your name and we invest the time to learn about you. Our skis can't be found in ski shops or factory demo programs because we can't ensure quality or make sure you are on the right ski for you.

Renoun has cultivated a strong and engaged community of skiers who not only appreciate our products but also contribute valuable insights for continuous improvement. We want to be your ski company and we talk directly to our customers before we design next year's skis to make sure that our skis meet our customers' needs.

We are going even farther – we are preparing to launch an industry-leading membership program; "Club Renoun." This program can enhance our customer experience by building a special Renoun community and can make it frictionless to become part of our Renoun family of skiers. Club Renoun is not about selling skis, it is about adding value to our skiers for being part of our brand in a way that could change the way ski companies interact with their customers forever.

> ***"I bought my atlas skis at the end of last season, and was told that I had three days to ski on them before January 1, and if I didn't like them, I could return them.***
>
> ***Just to be clear: You are NOT GETTING THEM BACK. Not even if you beg. Love them."***

–M.J.

Renoun Skis Customer

Ready for something new?



This community-driven approach enhances brand loyalty and provides a solid foundation for future growth.

BUSINESS MODEL & MARKET

Renoun was optimized from the beginning to establish the company through a Customer Focused business model and was one of the first ski brands in the industry to sell completely through a direct-to-consumer (DtC) sales channel.

While other brands have followed Renoun down the DtC path, they are also still caught up in the same paradigms the industry has followed for 30+ years - ski shops/demo programs/athlete sponsorships.

- 85% of Renoun sales of skis & bindings flow through its direct to consumer eCommerce site
- 10% of sales are derived from corporate purchases of special order logo'd skis
- 5% of sales are attributed to Renoun special offer merchandise

Future - 2024/25 - "Club Renoun"

- Renoun plans to launch an industry-leading membership program which will allow members to swap out their skis every two years for the latest models and will offer members similar benefits/access to an eco-system of like-minded outdoor brands through their membership.
- Program may include an annual membership fee plus a quarterly payment
- Membership is planned to be tiered and may allow members to turn in their used skis for new skis every two years
- Current customer life time value (LTV) is expected to rise from current $1800 to $6600 per member.

2025/26 - Snowboards

- Projected launch of Renoun Snowboards (currently in product development and testing).

> **"The Global Ski Gear and Equipment market size is estimated to grow from USD 13.5 billion in 2022 to USD 19.5 billion by 2030, at a CAGR of 6.1% between 2023 and 2030."**
>
> ---
> *GlobeNewsWire*

- In 2023 3.7M pairs of skis were sold annually to 55M skiers and 800K snowboards.
- 925K skis are sold in the US to 15M skiers.
- 2018 saw the launch of the two mega-passes - Epic pass & Ikon pass, in 2023 there are over 4M+ passholders in these two programs. They are passionate about skiing and spend money!
- Renoun's target growth annual sales in 5 years = 15K skies/year (priced @~ $1000/ski, cost = $300/ski) - 65% projected gross margin

READ MORE ABOUT US

January 2019

Renoun wins ISPO Gold again, this time for the new Citadel 106.



Awards

- **Ski Magazine**
  Best Women's Carving Skis of 2024
  Citadel 114 Awarded Best Powder Ski
- **POWDER**
  Skiers choice award winner announcement
- **ISPO**
  Gold Winner | Snowsports Freeride Skis
  Gold Winner | Renoun Endurance 109


SKIER'S
CHOICE
20
19
The Citadel wins POWDER Magazine Skier's Choice Award
Posted by Cyrus Schenck on January 14, 2019

Press

- **Men's Journal**
  The Secret Inside Renoun's High Tech Skis
- **New York Times**
  Ski Gear Gets An Upgrade
- **Freeskier**
  From Legos to non-Newtonian polymers: How Renoun Skis is revolutionizing ski construction
- **POWDER**
  Renoun Skis
  The Best All Mountain Skis of 2021, Over 100mm
  What's New from Renoun for 2021
  Renoun Skis 2019
  What's New from Renoun for 2020
  The Best All Mountain Skis of 2019, Over 100mm
- **Vail Daily**
  Ski gear company RENOUN creates high-tech skis for Elon Musk
- **USA Today**
  Putty in skis? VT innovation gains attention
  Vermont innovator designs his 'ultimate one ski'
- **Burlington Free Press**
  Powder Magazine picks Renoun as a top ski for the third year in a row
- **NBC**
  NBC5 WPTZ: Renoun says its skis change while your on them to adjust to terrain
  NBC 10 WJAR: On The Slopes: Renoun Skis
- **BLISTER**
  2022-2023 Renoun Endurance 98
  2021-2022 Renoun Endurance 88
- **The Bespoke Black Book**
  Renoun Citadel skis, are these the perfect skis?
- **The Ski Diva**
  Gear Review: Renoun Earhart 88
  Renoun Skis: The Best Ski You May Not Have Heard Of.
- **Four Nine Design**
  HDT TECHNOLOGY Shattering Conventional Wisdom
- **Marriott Bonvoy Traveler**
  Renoun Skis' Cyrus Schnek on Shaking Up the Ski Game and Hitting the Second "Diviest" Bar in Town
- **The Snow Mag**
  Renoun Skis – New Technology That Makes You Ski Better
  Renoun Endurance + Z-Line Skis
  SNOW Magazine shares the best new ski reviews 2019
- **MPORA**
  Renoun Citadel 106 Freeride Ski 2022 – 2023 | Review
  Best Freeride Skis For 2022-2023 | Big Mountain Skis To Shred The Steep And Deep
- **Backcountry Magazine**
  Renoun Skis Feel The Bern
- **Alps & Meters**
  Renoun Skis: An Interview With Found Cyrus Schenck

TEAM – RENOUN HOLDINGS



Rick Golden

Chairman of the Board/Board Member Renoun Holdings/Renoun Skis

Rick Golden is a private investor in and developer of new businesses who has joined with other like-minded business partners to launch businesses in sustainability/renewable energy, and leading-edge technology. He focuses on early and mid-stage companies that need financial investment along with deep industry, technical and business skills to help ensure business success. He will typically hold a board-level or board-advisor role in the investment. He has organized or joined partnerships to raise investment capital of over $230 million. In addition to Renoun Holdings, he is currently on the Board of Directors of Fiberight Global Holdings LLC and Quantum Xchange, Inc. He is also an advisory and limited partner with New Technology Ventures.

Before his private equity career, he spent 28 years with Accenture where he had senior leadership roles across the manufacturing, defense, aviation and retail industries. He held critical executive roles at Accenture including: Managing Partner for the Scandinavian region and then became industry leader for the $2.1 billion Products Operating Unit; then as the Managing Partner – Products/Retail Industries in Europe and Africa; before transitioning to Managing Partner/ Chief Operating Officer for all of Accenture's Ventures and Alliances business activity. Rick's career at Accenture culminated as part of the C-Suite as Corporate Chief of Staff , where he was instrumental in managing Accenture's transition from a global partnership to an international Fortune 100 public corporation.

Rick graduated from the University of Notre Dame in Finance and has an MBA from Boston University's Graduate School of Management.

TEAM - RENOUN SKIS



Rob Golden

CEO

Rob brings the experience of a 30+ year career in management consulting beginning at Accenture then moving on to becoming Managing Director at KPMG and a and a Partner at Price Waterhouse Consulting & IBM where he ran solution practices in Digital Business Transformation and Customer Centricity serving Fortune 100 clients. He is an industry expert in the areas of optimizing sales, lead generation and digital brand transformation. Rob also served in executive leadership roles at Fidelity Investments and Quintiles in the capacity of Vice President of Strategic Customer Relationship Management. Rob holds a BBA from the University of Notre Dame and an MBA from Boston College.



Cyrus Schenck

Founder/ Chief Product Officer/Board Member

Cyrus invented and patented the application of using non-Newtonian material in snow sports applications and is Renoun's founder, leading the company through its emergence over the last ten years. Cyrus conceived of the use of the application of "polyborodimethyloxazoline" in ski cores while working on his engineering degree at Clarkson University. After spending time working at GE, Cyrus knew he needed to pursue his breakthrough in skiing technology and left the corporate world behind to form Renoun Skis. The startup success of Renoun to date, along with the superior performance of the VibeStop technology in skis has positioned Renoun for the next step in its evolution to disrupt the status quo in the skis industry!



Tom Hammond

Interim CFO

Tom is a banking professional with over 35 years of experience in the financial industries, starting at Putnam Investments out of college, then working as a bank regulator for the MA Division of Banks. Tom then moved to the private sector working for Align Financial as the EVP & CFO of the institution, where he worked for over 23 years. Tom was responsible for Asset-Liability management, Finance and Administration, the Investment portfolio along with Information Technology and Security. Over Tom's time at Align, it grew from $250 million to $750 million while remaining profitable and well capitalized. Tom graduated from Boston College with a degree in Finance.



Jennifer Freas

Interim CMO

Jennifer is an industry leading marketing strategist who brings deep hands on E-commerce Optimization & Digital Marketing Strategy experience to Renoun, with a proven track record and experience in leading marketing operations at Fortune 100 and small consumer product companies . Throughout her career she has been dedicated and passionate about bringing organizations and clients cutting-edge solutions, propagating improved business value, operational efficiency, and the ability to foster sales business growth through benchmarked best practices and solution innovation. Jennifer started her career at Accenture, before moving on to expanding e-Commerce marketing leadership roles at Dell Technologies and PGi, before launching her own venture - Collective Hearts. She holds a BS in Engineering from the University of Texas and an MBA from the University of California, Berkeley.



Jascha Herlihy

Growth Marketing Manager

Jascha has been responsible for driving the digital marketing program at Renoun since 2019. Renoun sales have grown in that time by over 150% under her digital marketing stewardship. Jascha helped drive that success by focusing on product marketing and development by forming better connections between consumers and Renoun through experience and promoting brand loyalty. Jascha holds a business degree from the University of Vermont and is currently working on her MBA in Sports Marketing at Oregon University.



Chris Whalen

Managing Director New Technology Ventures - Board Member

Chris has over two decades of professional experience building, advising, and working with successful technology firms. Prior to NTV, Chris was a merchant banker, working with early and growth stage companies to raise capital, complete acquisitions, arrange debt, and arrange lines of credit. Chris structured and completed equity transactions ranging in size from $5-25 MM. Chris has worked with Guggenheim Ventures, Bain Capital, Eastward Capital, Draper Fischer Jurvetson, Kistefoss and other private equity and venture capital firms. He also was an advisor to ScottyBob/Skilogik ski corporation. A boutique ski manufacturer with facilities in Colorado and China. Chris leveraged his years of experience working in and around the ski industry and capital raising to help them grow and eventually build their own manufacturing facility in China. Chris earned his BA from Assumption College and his MBA from the F.W. Olin Graduate School of Business at Babson College.


Athletes
Jakob Gjerluff Ager
DENMARK, BRITISH COLUMBIA
Max Ahlberg
STOCKHOLM, SWEDEN
Peder Ahlberg
STOCKHOLM, SWEDEN
Matt Brabender
EAST BURKE, VERMONT
Jack Consenstien
NOMADIC
Sarah Dodge
BOULDER, COLORADO
Kyle Frost
BOULDER, COLORADO
Matilda Hultberg
STOCKHOLM, SWEDEN
Caleb Kessler
NORTH EAST KINGDOM, VERMONT


Adam Kruszyna
BARTON, VERMONT
Ben Sarle
STOWE, VERMONT
Tomas Smyth
VANCOUVER, BRITISH COLUMBIA
Emilie Stenberg
REVELSTOKE, BRITISH COLUMBIA
Lukaiel Reese-Sullivan
ASHLAND, OREGON
Lyric Sylvan
ASHLAND, OREGON
Sophie Syrene
STOWE, VERMONT
Matt Testa
STOWE, VERMONT
Thor Retzlaff
LAKE TAHOE, CALIFORNIA

By becoming an investor in Renoun, you're not just buying a share; you're joining a community of passionate individuals who believe in pushing the boundaries of ski technology and the ski industry!


RENOUN

USE OF PROCEEDS

If the offering's maximum amount of $1,235,000 is raised:

Use	Value	% of Proceeds
Marketing and Brand Experience	$324,485	26.3%
Current Management Salaries	$200,000	16.2%
Redemption of Class C Units	$450,000	36.4%
Hire Additional Management Team Members	$150,000	12.1%
Building Customer Portal	$50,000	4.0%
Intermediary fees	$60,515	4.9%

TERMS

This is an offering of Class D Units, under registration exemption 4(a)(6), in Renoun Holdings, LLC, doing business as Renoun Skis. This offering must raise at least $10,000 by April 1, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Renoun Skis may issue additional securities to raise up to $1,235,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

2,375,075 units
× $1 per unit

$2,375,075 implied valuation

FINANCIALS

Renoun Skis' official name is Renoun Holdings, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Jan 19, 2024 • Primary offering of 1,235,000 units at $1

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